September 15, 2011

Reference is made to the Credit Agreement, dated as of April 25, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Florida Gaming Centers, Inc. (the “Borrower”), Florida Gaming Corporation (“Holdings”), the lenders from time to time party thereto, and ABC Funding, LLC (“ABC”), as the Administrative Agent (the “Administrative Agent”).  Each defined term used herein and not defined herein shall have the meaning ascribed thereto in the Credit Agreement.

The Borrower distributed $54,835.61 to Holdings on June 15, 2011.  Holdings further distributed such amount to one of the holders of its Equity Interests.  Such holder contributed such amount back to Holdings, and Holdings contributed such amount back to the Borrower, on September 1, 2011.  At Holdings’ and the Borrower’s request, the Lenders hereby confirm that they have consented to this one-time distribution and corresponding contribution; provided, that this consent, other than with respect to the above-mentioned event, does not act as an amendment or waiver to any term, condition or provisions of the Credit Agreement or any of the other Loan Documents, and Holdings and the Borrower remain subject to all of the terms, conditions and provisions of the Credit Agreement and the Loan Documents governing dividends, distributions and contributions; provided, further, that this letter agreement does not speak to the use of such distributed and contributed amounts.  The Borrower agrees that this consent is limited to the above-referenced distribution and contribution, and shall not apply to any other dividends, distributions or contributions.

Holdings and the Borrower have requested that the Lenders modify the Credit Agreement to permit Freedom Holding to sell, transfer and assign shares of its common stock in Holdings in an aggregate amount not in excess of $54,835.61.  The Lenders hereby consent to such sale, transfer and assignment and agree and confirm that such sale, transfer and assignment shall not constitute a Change in Control or otherwise violate any restriction on the sale, transfer or assignment of such common stock; provided, however, that all Net Proceeds resulting from such sales, transfers and assignments (i) shall be deposited into a blocked account in which the Administrative Agent has a first priority perfected security interest, (ii) shall be applied to pay accrued and unpaid interest on Indebtedness owing to The Farmers Bank, and (iii) shall be used to make the interest payments due on October 1, 2011 and January 1, 2012 in respect of such Indebtedness.

As consideration for the consents and modifications provided by the Lenders hereunder, Holdings and the Borrower jointly and severally agree to pay to the Administrative Agent, on behalf of the Lenders, a consent fee equal to $377,000.  Holdings and the Borrower shall pay the consent fee to the Administrative Agent promptly after the effectiveness hereof, and in any event no later than October 1, 2011.  An Event of Default shall result from the failure to pay such amount by such date.  The Administrative Agent and the Lenders consent to the use of funds on deposit in the Contingency Reserve Account to pay the consent fee; provided, however, that the use thereof must comply with the terms of the Disbursement Agreement, including, without limitation, that the Borrower is In Balance before and after the use of such funds to pay such fee. In addition, the Administrative Agent and the Lenders consent to two disbursement requests being delivered under the Disbursement Agreement for the month of September 2011 so long as one of those requests is solely for the purpose of obtaining funds to pay the consent fee. In order for such proceeds to be withdrawn and used to pay the consent fee, the Construction Budget shall be required to be amended (in accordance with the terms of the Disbursement Agreement) to include the amount of such consent fee and to permit the payment thereof.

The consent fee shall be paid in immediately available funds, and, once paid, shall be fully-earned and non-refundable.  If the consent fee is not paid in full by October 1, 2011, then the consents, modifications, and confirmations provided hereby shall be null, void and of no force and effect on and after such date.  As a result, (i) the distribution and contribution described above shall have given rise to an Event of Default as of June 15, 2011, (ii) no sale, transfer or assignment of Freedom Holding’s Equity Interests shall be permitted under the Credit Agreement or any Loan Document, and (iii) the Administrative Agent and the Lenders shall have al rights and remedies available as a result of such Event of Default (including, without limitation, the payment of default interest).

This letter agreement may not be amended or waived except by an instrument in writing signed by the Borrower, Holdings, the Administrative Agent and those Lenders required by the Credit Agreement to execute and deliver such an amendment or waiver.  This letter agreement shall be effective as of the date the Administrative Agent receives executed counterparts hereof from Holdings, the Borrower and each Lender whose signature is required under the Credit Agreement to give effect hereto.  An Event of Default will immediately occur if Holdings or the Borrower violates any term, condition, provision or requirement hereof.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  This letter agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this letter agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

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This letter agreement and its contents are and shall be subject to the confidentiality provisions of the Credit Agreement.

FLORIDA GAMING CENTERS, INC.

By: /s/ William B. Collett, Jr.
Name: William B. Collett, Jr.
Title: Chief Executive Officer

FLORIDA GAMING CORPORATION

By: /s/ William B. Collett, Jr.
Name: William B. Collett, Jr.
Title: Chief Executive Officer

ABC FUNDING, LLC

By: /REDACTED

Acknowledged and agreed this 15th day of September, 2011 /REDACTED/ /REDACTED/